UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WESTELL TECHNOLOGIES, INC.

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WESTELL TECHNOLOGIES, INC.

750 North Commons Drive

Aurora, Illinois 60504

(630) 898-2500

Notice of Annual Meeting of Stockholders

September 24, 2012

Dear Stockholders:

The 2012 Annual Meeting of Stockholders of Westell Technologies, Inc. (the “Company”) will be held at the Company’s Corporate Headquarters, 750 North Commons Drive, Aurora, Illinois, 60504 on Monday, September 24, 2012 at 10:00 a.m. Central Daylight Time for the following purposes:

1.	To elect the Company nominated slate of eight directors;

2.	To vote upon a proposal to ratify the appointment of independent auditors;

3.	To conduct an advisory vote to approve executive compensation (“Say-on-Pay”); and

4.	To consider any other matters that may properly come before the meeting.

The Board of Directors (the “Board”) has fixed the close of business on July 26, 2012, as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting.

Pursuant to the rules promulgated by the Securities and Exchange Commission, we have again elected to furnish proxy materials to our stockholders on the Internet. We believe this allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. Please review the instructions with respect to each of your voting options as described in the Proxy Statement and the Notice.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided.

By Order of the Board of Directors

Brian S. Cooper

Secretary

July 27, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 24, 2012: THE WESTELL TECHNOLOGIES, INC. PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS AND FISCAL YEAR ENDED MARCH 31, 2012, ANNUAL REPORT ARE AVAILABLE AT www.proxyvote.com.

WESTELL TECHNOLOGIES, INC.

750 North Commons Drive

Aurora, Illinois 60504

Proxy Statement for the 2012 Annual Meeting of Stockholders

to be held September 24, 2012

To the Stockholders of

WESTELL TECHNOLOGIES, INC.:

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Westell Technologies, Inc. of proxies for the Annual Meeting of Stockholders to be held at the Company’s Corporate Headquarters, 750 North Commons Drive, Aurora, Illinois, 60504, on Monday, September 24, 2012, at 10:00 a.m. Central Daylight Time for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. As permitted by Securities and Exchange Commission rules, the Company is making this Proxy Statement and its annual report available to its stockholders electronically via the Internet. On or about August 8, 2012, we will mail to our stockholders a Notice containing instructions on how to access this Proxy Statement and our annual report and vote online. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

You may vote in person at the meeting or you may vote in advance of the meeting via the Internet, by telephone, or, if you request a paper copy of the proxy materials, by using the proxy card that will be enclosed with those materials. If you intend to use the proxy card, please mark, date and sign it, and then return it promptly in the postage-paid envelope that comes with the card. If you intend to vote over the telephone or via the Internet, please follow the instructions on the Notice that you received. Those instructions are also available at www.proxyvote.com. You may then access these proxy materials and vote your shares over the Internet or by telephone. The Notice contains a control number that you will need to vote your shares over the internet or by telephone.

Proxies will be voted as specified. If no directions are specified on a duly submitted Proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the eight directors nominated by the Board of Directors, FOR Proposal No. 2 to ratify the appointment of independent auditors, FOR Proposal No. 3 to provide an advisory vote to approve the compensation of the Company’s named executive officers (“NEOs”), and in accordance with the discretion of the persons appointed as proxies on any other matter properly brought before the meeting. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company, by submitting a later dated proxy or by attending the meeting and voting in person.

A majority of the outstanding voting power of our Class A Common Stock and Class B Common Stock entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence or absence of a quorum. A quorum is needed for any proposal to be adopted.

The affirmative vote of the holders of a plurality of the voting power of the Class A Common Stock and Class B Common Stock of the Company, voting together as a single class, and represented in person or by proxy at the meeting is required for the election of directors. The affirmative vote of holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock of the Company, voting together as a single class, represented in person or by proxy at the meeting is required to ratify the appointment of the independent auditors and to approve the advisory vote on the compensation of the NEOs.

If your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote those shares on the proposal to ratify the appointment of the independent auditors, which is considered a “routine” matter. However, on “non-routine” matters such as the election of directors and Proposal 3, your broker must receive voting instructions from you, as it does not have discretionary voting power for these particular items. Therefore, if you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute broker non-votes with respect to the election of directors and Proposal 3. Broker “non-votes” will have no effect on the outcome of the election of directors, or on Proposal 3. Abstentions will have the same effect as votes against Proposals 2 and 3, and will have no impact on the election of directors.

Expenses incurred in the solicitation of proxies will be borne by the Company. Officers of the Company may make additional solicitations in person, by telephone or other communications, without compensation apart from their normal salaries.

The Annual Report on Form 10-K for fiscal year ended March 31, 2012 (“fiscal year 2012”) accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one at the Internet website listed above or by writing to the Secretary of the Company at the address of the corporate headquarters indicated above.

Only holders of record of our Class A Common Stock or Class B Common Stock at the close of business on July 26, 2012, are entitled to vote at the meeting. As of July 26, 2012, we had outstanding 47,703,027 shares of Class A Common Stock and 13,937,151 shares of Class B Common Stock, and such shares are the only shares entitled to vote at the meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to four votes on each matter to be voted upon at the meeting.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected to hold office for terms expiring at the next annual meeting of stockholders. Our Bylaws provide that not less than six nor more than ten directors shall constitute the Board of Directors.

The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve. It is intended that the proxies will be voted for the election of the nominees listed below. In the unforeseen event that any such nominee is unable to serve, proxies may be voted for another nominee designated by the Board of Directors.

Nominees for Election for Terms Expiring at the 2013 Annual Meeting

The following table sets forth certain information with respect to the nominees, all of whom are current members of the Board of Directors.

Name	Age	Principal Occupation and Other Information
Richard S. Gilbert	59	Richard S. Gilbert has served as a Director of the Company, and as its President and Chief Executive Officer, since February 2009. He was appointed Chairman of the Board effective September 17, 2009. Prior to joining the Company, Mr. Gilbert had served since 2005 as President and Chief Executive Officer of Kineto Wireless, Inc. (“Kineto”), a leading provider in Unlicensed Mobile Access technology as well as supporting products that are used to enable Fixed-Mobile Convergence. From 1998 to 2005, Mr. Gilbert was the Chairman and Chief Executive Officer of Copper Mountain Networks. Prior to Copper Mountain, Mr. Gilbert was the President of ADC Kentrox. Additionally, Mr. Gilbert has held numerous senior management positions with companies that include Make Systems, VitaLink Communications Corporation, and IBM Corporation. Mr. Gilbert serves on the board of Kineto. Mr. Gilbert’s senior leadership roles, industry experience, and education qualify him to serve as Chairman of the Company’s Board of Directors.

Kirk R. Brannock	54	Kirk R. Brannock has served a Director of the Company since February 2011. Mr. Brannock retired from his position as Senior Vice President - Network Services at AT&T, a leading provider of voice, video, data and broadband delivery services, after a successful career spanning more that 30 years. He served in leadership positions at AT&T, Ameritech and SBC, including Senior Vice President - AT&T Ethernet, Senior Vice President - AT&T Core Installation & Maintenance and President - SBC/Ameritech Midwest Network Services. Over the course of a career that began with Michigan Bell, Mr. Brannock developed extensive experience in the areas of business office operations, human resources, central office operations, installation, maintenance, construction, engineering, labor relations and systems planning. He has served in leadership positions on the boards of two not-for-profit organizations: DayOneNetwork and the Chicago Area Council of the Boy Scouts of America. Mr. Brannock’s leadership experience in operations, labor relations and human resources during his career in the telecommunications industry qualify him to serve as a member of the Company’s Board of Directors and Compensation Committee.

Robert W. Foskett(1)	35	Robert W. Foskett has served as a Director of the Company since September 2009. Mr. Foskett is the Managing Partner and Investment Committee Member of Table Mountain Capital LLC, a private investment company, a position he has served since 2006. Prior to joining Table Mountain Capital LLC, he served from 2002 to 2006 as a Research Director at L.H. Investments, a private investment company. Mr. Foskett holds a Master of Business Administration from the University of Denver, Daniels College of Business. Mr. Foskett’s investment experience and education qualify him to serve as a member of the Company’s Board of Directors and Corporate Governance and Nominating Committee.

James M. Froisland	61	James M. Froisland has served as a Director of the Company since March 2009. Mr. Froisland served as the interim Chief Financial Officer of InfuSystem Holdings, Inc., a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternative site healthcare providers from December 2010 to July 2012. Mr. Froisland had served as the Senior Vice President, Chief Financial Officer, Chief Information Officer and Corporate Secretary for Material Sciences Corporation, a leading provider of material-based solutions for acoustical and coated-metal applications, from 2006 to 2010. Prior to this role, Mr. Froisland served from 2002 to 2005 as Senior Vice President, Chief Financial Officer and Chief Information Officer for InteliStaf Healthcare, Inc., a private provider of healthcare staffing services. He previously held executive/c-level and senior financial, operational and information technology positions with a number of global companies, including Burns International Services Corporation, Anixter International Inc., Budget Rent A Car Corporation, Allsteel, Inc., and The Pillsbury Company. Mr. Froisland’s executive leadership roles in public and private global companies as CFO, CIO and Corporate Secretary qualify him to serve as a member of the Company’s Board of Directors, Audit Committee and Compensation Committee.

Dennis O. Harris	68	Dennis O. Harris has served as a Director of the Company since January 2010. Mr. Harris completed a nearly 38-year telecommunications career in 2002 as the President of Network Services at SBC Midwest, now a part of AT&T, which provides voice, video, data and broadband delivery services. Mr. Harris possesses a great depth of knowledge of the telecommunications industry and its participants, as well as extensive experience in the areas of operations, sales, customer service, and human resources. He remains active in the industry and continues in advisory roles to a number of companies. Mr. Harris currently serves on the boards of London Medical Management and The R.J. Carroll Company. Mr. Harris has been active in community service and has served on the board of the North Texas Minority Business Development Council and the American Red Cross of Dallas. Mr. Harris’ knowledge of operations, sales, customer service and human resources developed during his career in the telecommunications industry, and his other board experience qualify him to serve on the Board of Directors and as the Chair of the Compensation Committee.

Martin D. Hernandez	54	Martin D. Hernandez has served as a Director of the Company since May 2009. Mr. Hernandez is currently the Chief Financial Officer of Kineto Wireless, Inc. (“Kineto”), an innovator and leading supplier of solutions that enable delivery of mobile services over broadband. Mr. Hernandez has served in this position since July 2006. Prior to that, Mr. Hernandez served as President and Chief Operating Officer of Rainmaker Systems, Inc., a leading provider of sales and marketing solutions, from September 2000 to March 2005 and as Rainmaker’s Chief Financial Officer beginning in October 1999. Prior to Rainmaker, he held senior financial and operational roles with Silicon Graphics and Meris Laboratories. Mr. Hernandez received his CPA certificate while in the San Jose office of Price Waterhouse. Mr. Hernandez’s experience as a CPA and Chief Financial Officer as well as his experience in software and technology qualify him to serve on the Board of Directors, Audit Committee and Corporate Governance and Nominating Committee.

Eileen A. Kamerick	54	Eileen A. Kamerick has been a director of Westell since December 2003. Ms. Kamerick is currently Managing Director and Chief Financial Officer of Houlihan Lokey, Inc., an international investment bank and advisory firm, a position she has served in since May 2010. Ms. Kamerick also serves as President of the Houlihan Lokey Foundation, which oversees Houlihan Lokey, Inc.’s charitable activities. Prior to that, Ms. Kamerick had served as Senior Vice President, Chief Financial Officer and Chief Legal Officer of Tecta America Corporation, the largest commercial roofing company in the United States, with particular expertise in solar installations and greenroofs, since August 2008. Prior to joining Tecta America Corporation, she served as Executive Vice President and Chief Financial Officer of BearingPoint, Inc., a management and technology consulting firm, from May 2008 to June 2008. On February 18, 2009, BearingPoint, Inc. filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Prior to joining BearingPoint, Inc., she served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Heidrick and Struggles International, Inc., an international executive search and leadership consulting firm, from June 2004 to May 2008. Ms. Kamerick served on the board of directors of The ServiceMaster Company from 2005 to 2007. She serves on the board of Associated Bancorp where she Chairs the Audit Committee. She also serves on the boards of the Boys and Girls Clubs of Chicago, Cove School, the Childrens’ Bureau, and the Juvenile Protective Association. Ms. Kamerick’s executive experience with public and private companies, her knowledge of corporate governance as well as her service on public company boards qualify her to serve on the Board of Directors and as the Chair of the Audit Committee.

Robert C. Penny III(1)	59	Robert C. Penny III has served as a Director of the Company since September 1998. He has been the managing partner of P.F. Management Co., a private investment company, since May 1980 and is the owner of Eastwood Land & Cattle, a private business. Mr. Penny’s years of service as a board member and his knowledge of the Company’s business and technology qualify him as a member of the Board of Directors and as the Chair of the Corporate Governance and Nominating Committee.

(1)	Mr. Foskett is the nephew of Mr. Robert C. Penny III.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.

PROPOSAL NO. 2:

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending March 31, 2013 (“fiscal year 2013”). The Board of Directors and the Audit Committee recommend that stockholders ratify the appointment of Ernst & Young. Although we are not required to do so, the Company believes that it is appropriate to request that stockholders ratify the appointment of Ernst & Young as our independent auditors for fiscal year 2013. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Ernst & Young will attend the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2013.

PROPOSAL NO. 3:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to the requirements of Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended, the Company is required to submit a proposal to its stockholders for a non-binding advisory vote regarding the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement.

As described in detail below under the heading “Compensation Discussion and Analysis”, the guiding principles of the Company’s compensation policies and decisions seek to align each executive’s compensation with the Company’s business strategy and the interests of our stockholders while providing incentives to attract, motivate and retain key executives who are important to our long-term success. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with a broad goal of delivering sustained growth in long-term stockholder value. Consistent with this philosophy, a significant portion of the total compensation for each of our executives is performance-based and tied directly to the achievement of defined goals, with short-term and long-term compensation provided in cash and forms of equity. The Compensation Committee has full discretion to reduce final payouts for incentive cash compensation. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in helping us to achieve our strategic goals.

Accordingly, the Board of Directors recommends that stockholders support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement by approving the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although the say-on-pay vote is advisory and not binding, the Board of Directors and the Compensation Committee will consider our stockholders’ perspectives and will evaluate whether any actions are necessary to address those perspectives.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

The Board believes that its collective experience, knowledge of the Company and familiarity with the industries in which the Company operates, among other things, places the Board in the most favorable position to determine the optimal leadership structure for the Company. The Board has determined that combining the role of the Chairman of the Board and Chief Executive Officer (“CEO”) is the optimal structure for the Company at this time, and that it does not require a designated lead director. The Board believes that the stockholders are best served by Mr. Gilbert occupying both roles, thereby unifying the leadership and direction of the Board with management of the Company. The arrangement also facilitates communication and provides efficiencies.

The Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Company’s officers are responsible for the day-to-day management of the material risks faced by the Company, including the identification of risks, assessment of economic consequences and tradeoffs, and plans and processes for management or mitigation of risk, as appropriate. In its oversight role, the Board is responsible for assuring that risk management processes designed and implemented by management are adequate and functioning as designed. The Company strategies for each business unit identify key risks and uncertainties that are reviewed by the Board at least annually, and the Board of Directors receives regular updates from management regarding the status of key risks facing the Company.

In addition to the role of the full Board, committees of the Board each oversee certain aspects of risk management. The Audit Committee oversees risk management related to financial and financial reporting matters, including the Company’s system of internal controls. The Compensation Committee oversees risks related to compensation policies and practices. The Corporate Governance and Nominating Committee is responsible for overseeing risks related to corporate governance matters.

Board Committees

During fiscal year 2012, the Board of Directors at various times had a standing Audit Committee, a Compensation and Corporate Governance (“C&CG”) Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Effective June 28, 2011, the responsibilities of the C&CG Committee were divided between two newly formed committees. The Compensation Committee is responsible for compensation related matters and the Corporate Governance and Nominating Committee is responsible for overseeing corporate governance matters and the director nomination process.

The members of the committees since the beginning of fiscal year 2012 are identified in the following table.

Director	Audit	Compensation and Corporate Governance(1)	Compensation (2)	Corporate Governance and Nominating(3)
Kirk R. Brannock		Member	Member
Robert W. Foskett		Member		Member
James M. Froisland	Member		Member
Dennis O. Harris		Chair	Chair
Martin D. Hernandez	Member			Member
Eileen A. Kamerick	Chair
Robert C. Penny III		Member		Chair

(1)	Committee dissolved June 28, 2011.
(2)	Effective June 28, 2011, the Compensation Committee was formed and Mr. Harris was appointed as Chair and Messrs. Brannock and Froisland were appointed as Members.
(3)	Effective June 28, 2011, the Corporate Governance and Nominating Committee was formed and Messrs. Penny and Foskett were appointed as Chair and Member, respectively. Mr. Hernandez joined the committee as a Member on May 14, 2012.

The Board of Directors held six meetings during fiscal year 2012. During fiscal year 2012, each director, during the period in which he or she served as a director and on a committee of the Board, attended 83 percent or more of the total number of meetings held by the Board of Directors and all committees on which he or she served. Following the regularly scheduled Board meeting sessions, the non-employee independent directors routinely conduct separate executive sessions. The Board is authorized to directly engage outside consultants and legal counsel to assist and advise them, as needed.

The Audit Committee

The Audit Committee met ten times in fiscal year 2012. The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee generally has direct responsibility for appointing, compensating, retaining and overseeing the work of any independent auditors. The Committee also is responsible for reviewing the plan and scope of the annual audit, reviewing our audit functions and systems of control, reviewing and pre-approving audit and permissible non-audit services, reporting to the full Board of Directors regarding all of the foregoing and carrying out the other responsibilities set forth in its charter. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Board of Directors has determined that each current member of the Audit Committee is independent as defined in the NASDAQ listing standards. The Audit Committee charter is available in the corporate governance section under Investors on our website at www.westell.com.

The Compensation Committee

Effective June 28, 2011, the responsibilities of the C&CG Committee were divided between two newly formed committees. Its roles related to compensation were assigned to the Compensation Committee. The Compensation Committee charter is available in the corporate governance section under Investors on our website at www.westell.com. The C&CG Committee met once in fiscal year 2012. The Compensation Committee met six times in fiscal year 2012.

In carrying out the Company’s compensation activities, the Compensation Committee is responsible for, among other things, evaluating and setting the compensation for our CEO. Company management is responsible for recommending to the committee the amount of compensation of our other executive officers. On an annual basis, the Compensation Committee sets executive compensation by evaluating base salary, benefits, annual incentive compensation (the “Incentive Plan”) and long-term equity-based incentives. The committee reviews recommendations regarding other executive officers and has the authority to approve or revise such recommendations. The CEO and other members of management do not participate in deliberations relating to their own compensation. Under its charter, the Compensation Committee may form and delegate authority to subcommittees as it deems appropriate. For fiscal year 2012, the Compensation Committee reviewed and approved all elements of the compensation packages for each of the Company’s executive officers.

The Compensation Committee has the authority under its charter to hire and pay a fee to consultants to assist in the process of evaluating the Company’s compensation structures and levels. As described below, the services of an independent compensation consultant were used to assist the Compensation Committee in establishing the Company’s compensation goals and objectives for fiscal year 2012. The Compensation Committee also reviews director compensation with its compensation consultant and has the responsibility for recommending to the Board the level and form of compensation and benefits for directors.

The Board of Directors has determined that each of the members who served on the Compensation Committee in fiscal year 2012, following its formation on June 28, 2011, is independent as defined in the NASDAQ listing standards.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, which met once in fiscal year 2012, is responsible for developing the criteria and qualifications for membership on the Board, reviewing and making recommendations to the Board as to whether existing directors should stand for re-election, considering, screening and recommending candidates to fill new or open positions on the Board, recommending Director nominees for approval by the Board and the stockholders, recommending Director nominees for each of the Board’s committees, reviewing candidates recommended by stockholders, and conducting appropriate inquiries into the backgrounds and qualifications of possible candidates. The Corporate Governance and Nominating Committee charter is available in the corporate governance section under Investors on our website at www.westell.com. The Corporate Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates.

Risk Management

Westell management and the Compensation Committee view compensation practices as an important element of Enterprise Risk Management. It is our intention to create incentive structures that reward longer-term, sustainable growth on a profitable basis and that do not encourage inappropriate risk trade-offs and behaviors. Additionally, we view compensation as an important element in mitigating risks of losing key executives and employees and the concomitant loss of talent and skill required to operate the business. Consistent with SEC disclosure requirements, we have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not encourage or create risks that are likely to have a material adverse effect on the Company.

Director Nominations

The Corporate Governance and Nominating Committee considers many factors when considering candidates for the Board of Directors and strives for the Board to be comprised of directors who have a variety of complementary experience and backgrounds and who represent the broad interests of stockholders as a whole.

Important individual factors for Board members and candidates include strength of character, mature judgment, specialized expertise, relevant technical skills, diversity, appropriate education, broad-based business acumen, and a solid understanding of policy setting and strategy assessment. Depending upon the needs of the Board of Directors from time-to-time, certain factors may be weighed more or less heavily by the Corporate Governance and Nominating Committee.

In considering candidates for the Board of Directors, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a recommended nominee. However, the Corporate Governance and Nominating Committee believes that members of the Board of Directors should have high ethical and moral standards, experience and expertise that are relevant to the business, knowledge or interest in our business’ industries and technologies, and sufficient time to devote to Board matters. In addition, the Corporate Governance and Nominating Committee considers independence and whether any candidate has potential conflicts of interest or special interests that could impair his or her ability to effectively represent the interests of all stockholders. In the case of Directors being considered for renomination, the Corporate Governance and Nominating Committee will also take into account the director’s history of attendance at meetings of the Board of Directors or its committees, the Director’s tenure as a member of the Board of Directors, and the Director’s preparation for and contribution to such meetings. In the case of potential nominees, the Corporate Governance and Nominating Committee also considers the individual committee needs and may evaluate candidates in light of requirements and qualifications applicable to each committee, including SEC, stock exchange and other applicable requirements. The Board of Directors is considering adding another qualified board member.

Although there is no formal diversity policy, the Corporate Governance and Nominating Committee also considers the diversity of the candidates, and of the Board of Directors as a whole, based on factors such as business and personal background, and potential contributions to the Board of Directors. The Committee and the Board attempt to ensure that the Board of Directors is comprised of individuals with experience in both complementary and differentiated industries, and representing a variety of disciplines, in order to bring diverse business experience, knowledge and perspectives to the Board of Directors.

Stockholders who wish to suggest qualified candidates should write to the Secretary, Westell Technologies, Inc., 750 North Commons Drive, Aurora, Illinois, 60504, specifying the name of any candidates and stating in detail the qualifications of such persons for consideration by the Corporate Governance and Nominating Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders must comply with our bylaws regarding stockholder proposals and nominations. See “Proposals of Stockholders” contained herein.

Attendance at Annual Stockholder Meetings

The Company expects all board members to attend the annual meeting of stockholders, but from time to time, other commitments may prevent a director from attending the meeting. Six of the eight directors serving at that time attended the most recent annual meeting of stockholders, which was held on September 20, 2011.

Director Independence

In general, the Board determines whether a board member is independent by following the corporate governance rules of the NASDAQ Global Select Stock Market (“NASDAQ”) and the applicable rules of the Securities and Exchange Commission (“SEC”). Our Board of Directors has determined that each of Messrs. Brannock, Foskett, Froisland, Harris, Hernandez, and Penny, and Ms. Kamerick are “independent” under the NASDAQ and SEC rules. In making independence determinations, the Board considered the relationships reported under related party transactions in this Proxy Statement as well as shareholding of individuals, and the registration rights with respect to the shares of common stock held in the Voting Trust that we have granted to Robert C. Penny III and Robert W. Foskett, as Trustees of the Voting Trust.

Communications with Directors

The Board of Directors has established a process for stockholders to communicate with members of the Board. If a stockholder has any concern, question or complaint regarding any accounting, auditing or internal controls matters, as well as any issues arising under Westell’s Code of Business Conduct or other matters that he or she wishes to communicate to Westell’s Audit Committee or Board of Directors, the stockholder can reach the Westell Board of Directors by mail at Westell Technologies, Inc., Board of Directors, 750 North Commons Drive, Aurora, Illinois, 60504. From time to time, the Board of Directors may change the process that stockholders may communicate to the Board of Directors or its members. Please refer to our website at www.westell.com for any changes in this process.

Executive Officers

The following sets forth certain information with respect to our current executive officers.

Name	Age	Position
Richard S. Gilbert	59	Chairman, President and Chief Executive Officer
Brian S. Cooper	55	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Naveed H. Bandukwala	40	Vice President, Corporate Development
Christopher J. Shaver	48	Senior Vice President and General Manager

Richard S. Gilbert – Richard S. Gilbert is the Chairman of the Board in addition to his role as President and Chief Executive Officer. His biographical information is included under Proposal No.1: Election of Directors.

Brian S. Cooper – Brian S. Cooper has served as Senior Vice President and Chief Financial Officer of Westell since April 2009. In May 2009, Mr. Cooper was appointed as Treasurer and Secretary of the Company. Prior to joining the Company, Mr. Cooper had served since 2007 as Chief Financial Officer and Treasurer of Fellowes, Inc., a privately-held global manufacturer and marketer of office products and solutions. From 2001 to 2007, Mr. Cooper was the Senior Vice President and Treasurer of United Stationers Inc., a national wholesale distributor of business products. He previously held senior financial positions with Burns International Services Corporation, a provider of investigative services, security guard staff, and other related services and with Amoco Corporation, a global oil and chemical company.

Naveed H. Bandukwala – Naveed H. Bandukwala has served as Vice President of Corporate Development since March 2012. Prior to joining the Company, Mr. Bandukwala had served since 2006 as a Director in Corporate Development at Nokia Corporation, a global leader in mobile commutations and its subsidiary NAVTEQ Corporation a leading global provider of maps, traffic and location data. Prior to joining NAVTEQ, Naveed was an investment banker at William Blair & Company, and he held previous positions at A.T. Kearney, Inc. and Merrill Lynch & Co.

Christopher J. Shaver – Christopher J. Shaver has served as Senior Vice President and General Manager since October of 2011. Mr. Shaver joined Westell in 2005 as Vice President of Engineering. Since then he has held various leadership roles including Senior Vice President, General Manager of CNS from April 2009 to October 2011 and Senior Vice President of Engineering and Chief Technology Officer of Westell, Inc. from April 2007 to April 2009. In addition to other titles held at the time, Mr. Shaver also had the title of Vice President of Business Development from March 2011 to October 2011. Prior to Westell, Mr. Shaver was Vice President of Engineering at Copper Mountain Networks, a company that developed digital subscriber line communications products that enable high-speed broadband connectivity over existing copper phone lines, from 2002 to 2005. Before Copper Mountain, he was co-founder and Vice President of Engineering at Oresis Communications, and in the 1990’s, Mr. Shaver had various engineering roles at ADC Kentrox.

Code of Business Conduct

The Company has adopted a Code of Business Conduct within the meaning of Item 406(b) of Regulation S-K. This Code of Business Conduct applies to our all of our directors, officers (including the principal executive officer, the principal financial officer, principal accounting officer and any person performing similar functions) and employees. A copy of this Code of Business Conduct is available on the Company’s website and the Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting on its website (www.westell.com) within four business days after their respective dates any amendments to, or waivers from, its Code of Business Conduct applicable to its principal executive officer, principal financial officer, principal accounting officer and any person performing similar functions. Copies of the Code of Business Conduct will be provided free of charge upon written request directed to the Secretary of the Company at the address of the principal executive offices.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

Directors and Executive Officers

The following table sets forth the beneficial ownership (and the percentages of outstanding shares represented by such beneficial ownership) as of June 30, 2012, of (i) each director, (ii) the individuals named in the “Summary Compensation Table” contained in this proxy statement (the “named executive officers” or “NEOs”) and (iii) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Persons, who have the power to vote or dispose of common stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of such common stock.

Name	Number of Class A Shares(1)(2) (3)		Number of Class B Shares (3)		Percent of Class A Common Stock(4)	Percent of Class B Common Stock(4)	Percent of Total Voting Power(4)
Non-Employee Directors
Kirk R. Brannock	40,000		—		*	—	*
Robert W. Foskett	50,000		13,937,150	(5)(6)	*	100.0%	53.6%
James M. Froisland	50,000		—		*	—	*
Dennis O. Harris	50,000		—		*	—	*
Martin D. Hernandez	50,000		—		*	—	*
Eileen A. Kamerick	120,000		—		*	—	*
Robert C. Penny III	70,000		12,951,511	(6)	*	92.9%	49.8%

Named Executive Officers
Richard S. Gilbert	665,862	(7)	—		1.4%	—	*
Brian S. Cooper	415,773	(8)	—		*	—	*
Naveed H. Bandukwala	—		—		—	—	—
Christopher J. Shaver	389,818		—		*	—	*
Brian G. Powers	208,123		—		*	—	*
Timothy J. Reedy	94,296		—		*	—	*
All Directors and Executive Officers as a group (11 Persons)	1,901,453		13,937,150		3.9%	100.0%	55.4%

*	Less than 1%.
(1)	Includes options to purchase shares that are exercisable within 60 days of June 30, 2012, as follows: Ms. Kamerick: 70,000 shares, Mr. Penny: 20,000 shares; Mr. Gilbert: 220,800 shares; Mr. Cooper: 125,000 shares; Mr. Shaver: 203,800 shares; Mr. Powers: 48,000 shares; and all directors and executive officers as a group: 639,600 shares.
(2)	Includes unvested restricted stock awards where the holders has voting rights but not dispositive rights as follows: Mr. Brannock 32,500 shares; Mr. Foskett 32,500 shares; Mr. Froisland 27,500 shares; Mr. Harris 32,500 shares; Mr. Hernandez 27,500 shares; Ms. Kamerick 27,500 shares; Mr. Penny 27,500 shares; Mr. Gilbert 246,000 shares; Mr. Cooper 126,000 shares; Mr. Shaver 84,000 shares; Mr. Powers 70,000 shares; and all directors and executive officers as a group: 663,500 shares.
(3)	Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share. Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis.
(4)	Percentage of beneficial ownership and voting power is based on 48,351,943 shares of Class A Common Stock and 13,937,151 shares of Class B Common Stock outstanding as of June 30, 2012.
(5)	Includes 985,639 shares held in trust for the benefit of Mr. Penny’s children for which Mr. Foskett is trustee and has sole voting and dispositive power. Mr. Foskett disclaims beneficial ownership of these shares.
(6)	Includes 12,951,511 shares of Class B Common Stock held in the Voting Trust Agreement dated February 23, 1994, as amended (the “Voting Trust”), among Robert C. Penny III and certain members of the Penny family. Mr. Penny and Mr. Foskett are co-trustees and have joint voting and dispositive power over all shares in the Voting Trust. Messrs. Penny and Foskett each disclaim beneficial ownership with respect to all shares held in the Voting Trust in which they do not have a pecuniary interest. The Voting Trust contains 3,812,829 shares held for the benefit of Mr. Penny and 482,626 shares held for the benefit of Mr. Foskett. The address for Messrs. Penny and Foskett is c/o M. J. Simon & Associates, Ltd., 6070 S. Route #53, Suite B, Lisle, Illinois, 60532.
(7)	199,062 shares are held by Richard S. and Belinda B. Gilbert as co-trustees of the Gilbert Revocable Trust.
(8)	62,500 shares are held jointly with Mr. Cooper’s spouse.

Certain Stockholders

The following table sets forth certain information with respect to each person known by us to be the beneficial owner of five percent or more of either class of the Company’s outstanding common stock, other than Messrs. Penny and Foskett whose information is set forth above. The content of this table is based upon the most current information contained in Schedule 13G filed with the SEC.

Name and Address of Beneficial Owner(1)	Number of Class A Shares(2)	Number of Class B Shares(2)	Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Total Voting Power(3)
Heartland Advisors, Inc. 789 N. Water Street Suite 500 Milwaukee, WI 53202	4,800,000	—	9.9%	—	4.6%

Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	3,674,451	—	7.6%	—	3.5%

BlackRock Fund Advisors 400 Howard Street San Francisco, CA 94105-2618	2,782,379	—	5.8%	—	2.7%

(1)	In its capacity as an investment manager, the beneficial owner may be deemed to beneficially own the shares of Class A Common Stock listed in the table. The shares listed in the table are held by the beneficial owner for its own account or for the account of its clients.
(2)	Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share. Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis.
(3)	Percentage of beneficial ownership and voting power is based on 48,351,943 shares of Class A Common Stock and 13,937,151 shares of Class B Common Stock outstanding as of June 30, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis discusses the underlying principles, policies and practices of the Company with respect to the compensation of its NEOs. The discussion in this section explains how and why we have arrived at the material compensation decisions for our NEOs. It also provides context for understanding the detailed information provided in the compensation tables and narrative information contained in this Proxy Statement.

The following table sets forth our NEOs.

Name	Position
Richard S. Gilbert	Chairman, President and Chief Executive Officer
Brian S. Cooper	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Naveed H. Bandukwala(1)	Vice President of Corporate Development
Christopher J. Shaver	Senior Vice President and General Manager
Brian G. Powers(2)	Vice President of Sales
Timothy J. Reedy (3)	Former Senior Vice President

(1)	Mr. Bandukwala joined the Company as Vice President of Corporate Development in March 2012.
(2)	Mr. Powers ceased to be an executive officer when his role changed to VP of Sales in October 2011.
(3)	Mr. Reedy served as Senior Vice President and as President and Chief Executive Office of Conference Plus Inc., a former subsidiary of the Company until December 31, 2011.

Executive Summary

The Company’s compensation program is intended to enhance the performance of the Company and increase shareholder value. NEO compensation is primarily in the form of base salary, annual cash bonus and long-term equity incentives. The Company targets NEO salaries and total compensation between the 50th and 75th percentile of its peer group. Cash incentive awards are awarded based on the achievement of financial performance objectives of the Company or business unit for the fiscal year. Long-term incentives are equity-based and consist of restricted stock awards, restricted stock units and stock options.

Consistent with the recommendation of the CEO, for fiscal year 2012 the Compensation Committee determined to maintain the freeze of annual salaries and cash bonus targets for senior officers unless they were promoted, and limit equity awards to certain executives and new hires. The Compensation Committee continued the salary freeze in light of the Company’s anticipated revenue reduction for fiscal year 2012, which resulted in part because of the divestiture of the majority of the CNS division in April 2011 (“CNS sale” or “sale of CNS”).

In addition to the CNS sale, the Company also sold its subsidiary Conference Plus, Inc. in fiscal year 2012. Collectively, the sale of CNS and ConferencePlus resulted in $64.5 million of pre-tax gains in fiscal year 2012. The gains were not included in operating income and were not considered in the calculation of incentive compensation attainment discussed below.

In March 2012, Naveed H. Bandukwala was appointed by the Board of Directors as Vice President, Corporate Development. The Compensation Committee reviewed and approved the compensation for Mr. Bandukwala that was recommended by the CEO and affirmed by the Committee’s independent compensation consultant. In doing so, the Compensation Committee referenced the compensation principles and goals discussed below under the heading Compensation Philosophy, including using comparisons of peer compensation for similar roles.

2011 Advisory Votes on Executive Compensation

The stockholders approved Westell’s executive compensation at Westell’s 2011 Annual Meeting of Stockholders. The Board of Directors and the Compensation Committee reviewed the voting results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at that time as a result of the voting results. While this vote was not binding on Westell, the Board of Directors, or the Compensation Committee, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation philosophy, our compensation policies and programs, and the decisions regarding executive compensation, all as disclosed in our proxy statement.

Consistent with the preferences expressed by our stockholders at the 2011 Annual Meeting of Stockholders, we have determined that our stockholders should vote on a say-on-pay proposal annually.

Annual Compensation Process

The Compensation Committee is responsible for reviewing and approving compensation decisions for the NEOs and other senior officers of the Company and for guiding broader compensation policy of the Company. The Committee solicits input from the CEO regarding each NEO and other senior officers regarding individual performance. The Committee generally determines compensation arrangements for any given fiscal year early in that fiscal year or during the fourth fiscal quarter of the preceding fiscal year.

Compensation Consultant

The Compensation Committee engaged The Delves Group, an independent, Chicago-based compensation consulting firm, as its ICC. The ICC provides no services to the Company other than services it provides to the Compensation Committee. At the Committee’s request, the Delves Group provided relevant peer group and survey data on the compensation practices of other companies, and it advised the Committee on industry trends in executive compensation.

Peer Group

The peer group is a selection of publicly traded companies that are comparable to us in general terms, such as industry sector, revenue level, market capitalization, operating and financial characteristics and other relevant factors. The Compensation Committee, with assistance from the ICC and management, is responsible for selecting the companies that are included within the peer group. For fiscal year 2012, the peer group consisted of the following 18 companies with 2010 revenues ranging from approximately $47 million to $1.7 billion and median revenues of $276 million. When selecting the peer group, the Committee, guided by its consultant, considered, among other things, the historical revenue of Westell as well as prospects for growth and acquisitions. Revenue from continuing operations for fiscal year 2012 reported on under U.S. Generally Accepted Accounting Principles (GAAP) was $69.7 million. Revenue included in discontinued operations was $31.7 million. The peer group companies were:

• Bel Fuse, Inc.	• Franklin Wireless Corp.	• Powerwave Technologies, Inc.
• Ciena Corporation	• InterDigital, Inc.	• Sonus Network, Inc.
• Cobra Electronics Corp.	• KVH Industries, Inc.	• TEKELEC
• Communications Systems Inc.	• LeCroy Corporation	• UniTek Global Services, Inc.*
• Comtech Telecommunications Corp.	• Netgear, Inc.	• VASCO Data Security, Inc.
• Extreme Networks, Inc.	• PCTEL, Inc.	• Zhone Technologies, Inc.

*	Formerly Berliner Communications, Inc.

During fiscal year 2010, the ICC provided an analysis of competitive compensation for nine senior executives (including each of the NEOs except for Mr. Bandukwala who was hired in March 2012) expressed in dollars and percentile standings against the peer group. The peer group at that time also included Airvanna, Inc., Axesstel, Inc., Keithly Instruments, Inc. and EF Johnson Communications, Inc. and excluded Powerwave Technologies, Inc., Franklin Wireless Corp, InterDigital, Inc. and Netgear, Inc. The compensation data derived from the peer group consisted of annual and long-term compensation amounts representing annual averages over a three-year period. The ICC also provided comparable information from two industry benchmark surveys. During fiscal year 2011, the ICC provided the Committee with an analysis of employment agreements and payments upon severance and/or change-in-control offered to the CEO and CFO of the companies in the peer group. This analysis is discussed in further detail below under Employment Agreements. In September 2011, due to the sale of CNS and the projected sale of ConferencePlus, the Compensation Committee requested that the ICC provide an updated market analysis of our compensation program.

In fiscal year 2010, the ICC provided the C&CG Committee with the following observations regarding our executive compensation programs:

•	Base salaries generally were slightly above competitive median market levels.

•	Annual incentives (cash bonuses) generally were slightly above competitive median market levels.

•	Long-term incentives (equity awards) generally were below competitive median market levels.

•	Total direct compensation (total cash compensation plus long term incentives) generally was below competitive median market levels.

In December of fiscal year 2012, the ICC provided the Compensation Committee with the following observations regarding our executive compensation programs:

•	Base salaries are generally aligned with the competitive median market levels.

•

Annual incentives (cash bonuses) estimated for fiscal year 2012 generally were between the 25th percentile and the competitive median market levels, with target annual incentives slightly above the median.

•	Long-term incentives are below the 25th percentile of the competitive median market levels.

•	Total direct compensation generally aligned with the 25th percentile of the competitive market levels.

The observations from the fiscal year 2010 analysis and from the fiscal year 2011 CEO/CFO employment contract analysis formed the basis for the executive compensation plan that was utilized for fiscal year 2012. The fiscal year 2012 analysis was used to establish the fiscal year 2013 executive compensation plan. The Compensation Committee expects the ICC to update the competitive analysis of executive compensation programs from time to time as the Compensation Committee deems appropriate.

Compensation Philosophy

The Compensation Committee’s philosophy and objectives in setting compensation are to motivate and reward performance appropriately. The Compensation Committee attempts to align employee interests with those of our stockholders, attract superior performers, and retain our best performers over time. The Compensation Committee also attempts to align incentives to produce long-term, sustainable profitability and growth. It is the Compensation Committee’s practice to review all components of senior officer compensation annually to ensure the amount and structure for each individual is consistent with our compensation philosophies.

The following items outline our principles for determining compensation and related policies:

•

Base salary and annual cash bonus programs tend to drive shorter-term focus and are critical for the competitiveness of compensation packages. The balance between them should reflect intended risk-sharing between employees and the Company.

•	Employees’ share of risk generally should increase as compensation increases. In broad terms, as total compensation increases, the cash bonus should be an increasing component of cash compensation.

•	Equity compensation is a key tool to align management interests with long-term stockholder interests and sustainable results.

•

It is important to differentiate salary treatment by performance; however this may be a challenge when salary budgets are tight. This situation may result in a significant portion of the employee population receiving no increases while a small portion receives meaningful increases. It also is important to look at the level of pay versus performance, rather than primarily at the rates of change.

•

Percentile targets compared to appropriate peers should vary with the criticality of the position. We aim for total compensation toward the 75th percentile for critical roles and core competencies, and around or slightly above the 50th percentile for certain other roles.

•

Incentive awards should reward a blend of performance metrics, spanning growth, profitability and longer-term value creation. Such metrics should provide performance targets that are objectively measurable and require increasing performance and financial results. In general, entry thresholds for performance-based awards should provide no or minor rewards for “standard” or momentum performance, target levels should involve stretch related to corporate performance, and maximum levels should provide proportionately greater reward.

•	Equity grants are primarily beneficial in rewarding and motivating long-term performance but may be an appropriate component to reward exceptional short-term performance.

•	Because our equity awards typically contain service-based vesting conditions, equity compensation also serves as a retention tool.

Principle Elements of Compensation

The principle elements of NEO compensation consist of base salary, annual cash bonus and long-term equity awards. The Company also provides certain other benefits and perquisites, such as health, disability and term life insurance.

Base Salary

Base salary is the fixed element of the NEO annual cash compensation. The value of base salary recognizes the executive’s historical performance, his current and projected scope of responsibilities, his capabilities and the market value of those capabilities.

In connection with his promotion to Senior Vice President and General Manager, Mr. Shaver received a salary increase in October 2011. No base salary increases in fiscal year 2012 were approved for our other senior officers, including the NEOs.

Non-senior officer employees in the top 95% of employee rankings generally received across-the-board salary increases of 3% of salary. No increases were given to certain employees, generally those ranked in the bottom 5% in terms of employee contribution.

In evaluating salary plans for fiscal year 2013, management considered five specific factors: (1) senior officers generally have received no salary increases for a number of years; (2) base salaries for NEOs were generally in line with the compensation philosophy and slightly above competitive median market levels; (3) there is pressure to contain costs as a result of the Company’s business becoming smaller due to recent strategic changes, notably the sales of CNS and ConferencePlus; (4) it is important to retain top-caliber performers in order to successfully execute additional steps of its strategic plans, which aim to grow the remaining business significantly; and (5) mildly improving labor market conditions may present challenges to retaining good performers. Balancing these factors, management therefore recommended to the Compensation Committee for fiscal year 2013 that it was not an appropriate time to consider increases in salary for senior officers, instead focusing incentive compensation toward achievement of growth objectives, but that salary increases were appropriate at lower levels. The Compensation Committee, in consultation with the ICC, evaluated these recommendations, generally concurred with them, and determined that no base salary increases would be provided to senior officers and that other employees would receive, collectively, an average base salary increase of 3%.

Messrs. Gilbert and Cooper each have employment agreements with the Company. Under the terms of those agreements, their base salary may not be reduced without the executive’s consent.

Annual Cash Bonus

The annual cash bonus plan is a performance-based plan that provides for cash-based awards tied to the achievement of our annual financial objectives. The financial objectives for fiscal year 2012 were based on revenue and operating income targets which are discussed below. These metrics provide a balanced approach for measuring annual Company performance. The Compensation Committee views the annual bonus as our principal tool in structuring cash-based incentives to help realize our annual financial objectives. The financial performance objectives are evaluated in the context of Company budgets for the fiscal year and are also approved by the Board of Directors. As a result, annual cash bonus awards tend to focus on our near-term financial objectives.

Each NEO has a target bonus amount recommended by management and approved by the Compensation Committee during the fourth quarter of the fiscal year for effect during the following fiscal year. The bonus established each year for an NEO is structured to be earned and paid based on the achievement of selected financial objectives. The actual amount paid can range from 0% of an NEO’s target bonus, which occurs when threshold levels are not met, to a maximum of 150% of the target bonus when actual results exceed the financial objectives by a prescribed amount, with the amount of increase or decrease from the target bonus based on a scale determined by the Compensation Committee.

The fiscal year 2012 annual incentive targets for each of the NEOs are set forth in the following table:

Name	Target Award ($)	Percent of Base Salary
Richard S. Gilbert	250,000	50%
Brian S. Cooper	135,000	50%
Naveed H. Bandukwala *	—	—
Christopher J. Shaver	112,500	47%
Brian G. Powers	112,500	48%
Timothy J. Reedy	127,500	45%

*	Mr. Bandukwala joined the Company in March 2012 and therefore was not granted a fiscal year 2012 annual incentive award.

There was no change in target awards for the NEOs in fiscal year 2012 because the target awards were determined to be slightly above competitive median market levels and to be consistent with our compensation philosophy. In fiscal year 2012, our corporate focus was to grow revenue in the Westell (formerly OSP) and ConferencePlus divisions and wind down the retained CNS business while staying focused on profits, therefore our bonus plan was structured to align our executives with those goals. For fiscal year 2012, an NEO’s bonus was based on the achievement of targeted consolidated revenue and operating income, which were weighted 40% and 60%, respectively. The targeted payout level was earned if our actual performance equaled the target. No payout could be earned if the actual results failed to meet the minimum threshold of 80% of the target. A maximum payout would be earned if the Company’s actual results exceeded the target by 120%. Achievement of the operating income target is measured after accrual for any bonuses earned. Our non-NEO bonus plans were based on the same principles as our NEO plan but in many cases, as appropriate, included financial objectives at business unit levels. For employees focused on the development of Homecloud, bonuses were based on the achievement of specific Homecloud project objectives.

The table below demonstrates the percentages of target bonus amounts to be paid out for attainment of targeted revenue and operating income, as well as the percentages of target bonus to be paid out for threshold and maximum performance:

Financial Target	Below Threshold	Threshold	Target	Maximum
Revenue	0%	0%	40%	60%
Operating income	0%	0%	60%	90%

Upon completion of the fiscal year, the Compensation Committee reviews and approves the calculation of attainment of the identified financial targets based on audited financial results. The Compensation Committee has full discretion to reduce final payouts. This might occur if, for example, in the judgment of the Compensation Committee, the goals were insufficiently challenging or if certain long-term goals were sacrificed to achieve the short-term bonus goals. The calculated attainment was adjusted in fiscal year 2012 to compensate for the sale of the ConferencePlus business, which occurred on December 31, 2011, and which eliminated associated ConferencePlus financial results for Westell’s last quarter. At that point, year-to-date performance of ConferencePlus exceeded plan. Therefore, for purposes of calculating financial performance relative to the established financial objectives, fourth quarter plan results were utilized in lieu of actual results and the gain on sale of the business was excluded from consideration. The bonus attainment would have been zero without this adjustment. No other adjustments were made for purposes of calculating the attainment of the financial objectives.

Revenue reported under GAAP for fiscal year 2012 was $69.7 million. ConferencePlus revenue reported as part of discontinued operations in fiscal year 2012 was $31.7 million. Revenue used to measure performance to the target, as adjusted for ConferencePlus revenue reported in discontinued operations plus ConferencePlus fourth quarter planned revenue of $11.7 million was $113.1 million. Operating income under GAAP for fiscal year 2012 was $0.3 million. ConferencePlus operating income reported as part of discontinued operations in fiscal year 2012 was $3.3 million. Operating income used to measure performance to the target, as adjusted for ConferencePlus operating income reported in discontinued operations plus ConferencePlus fourth quarter planned operating income results of $2.2 million, was $5.8 million.

For fiscal year 2012, the target revenue was $131.4 million and target operating income was $10.7 million. The Company’s actual results, as adjusted, were below our targets for both metrics. Actual revenue performance, as adjusted, was 86% of targeted revenue and actual operating income, as adjusted, was 55% of target. The table below provides the calculation of attainment of the fiscal year 2012 annual cash bonuses awarded to NEOs:

Financial Target	Payout %
Revenue	12.1%
Operating income	0.0%

Total	12.1%

The actual fiscal year 2012 cash payout for each NEO based on the table above is shown in the Summary Compensation Table further below.

In fiscal year 2013, to align annual incentive targets with our compensation goals, each NEO cash incentive target was established as follows:

Name	Target Award ($)	Percent of Base Salary
Richard S. Gilbert	375,000	75%
Brian S. Cooper	162,000	60%
Naveed H. Bandukwala	112,500	50%
Christopher J. Shaver	125,000	50%

For fiscal year 2013, the cash bonuses are based 50% on achieving acquisition objectives, 25% on achieving revenue objectives and 25% on achieving operating income objectives. The NEOs would not be entitled to a payout if thresholds for established objectives are not meet. Reflecting a change in his management responsibilities, Mr. Powers is no longer an executive officer and does not participate in the incentive bonus plan for fiscal year 2013. Instead, he participates in the Company’s sales commission plan which bases payouts 50% on achieving revenue objectives and 50% on achieving contribution margin objectives.

Long-term Equity Awards

The Company provides long-term incentives through several mechanisms, including grants of restricted stock awards, restricted stock units and stock options. The Compensation Committee believes such instruments align management and employee interests with those of stockholders. Because these instruments vest over multiple years, the Compensation Committee regards equity compensation as having long-term incentive and retention value.

The ICC observed that historically we have provided long-term compensation that generally is below the competitive median market levels. In April 2011, the C&CG Committee granted a one-time restricted stock unit award to Messrs. Gilbert and Cooper in recognition of outstanding performance. Mr. Gilbert was awarded 300,000 units and Mr. Cooper was awarded 100,000 units. The number of units was based upon competitive grant practices from peer group companies, reflecting the median to 75th percentile dollar value of shares awarded on an annual basis, as well as typical percentages of shares outstanding awarded to top executives of peer group companies and other similarly sized companies in the technology sector. Mr. Bandukwala was granted 100,000 restricted stock units in connection with the commencement of his employment. No other long-term incentives were issued to other NEOs in fiscal year 2012 in light of the prior awards that had been made. In April 2012, Mr. Shaver received a grant of 100,000 restricted stock units. Messrs Gilbert, Cooper and Bandukwala did not receive grants at that time. The awards discussed above convert into shares of Class A Common Stock on a one-for-one basis and vest in equal annual installments over four years.

Perquisites

The Company generally does not provide perquisites, with the exception of reimbursed amounts for life insurance and financial planning that may be provided to either the CEO or the CFO pursuant to their employment agreements. The Company may also from time to time reimburse relocation costs for newly retained and relocated executive officers.

Other Benefits

The Company provides a general benefits program for all employees, including the NEOs, which includes health insurance (medical, dental, vision), a 401(k) plan, disability insurance and term life insurance.

Executive Stock Ownership Guidelines

The Company has not implemented specific stock ownership guidelines but may consider implementing guidelines in the future.

Employment and Severance Agreements

On January 18, 2011, the Company entered into new employment agreements with Mr. Gilbert and Mr. Cooper. The new employment agreements replaced the employment agreements previously entered into between the Company and Messrs. Gilbert and Cooper on January 16, 2009, and April 14, 2009, respectively.

At the request of the Committee, during fiscal year 2011 the ICC prepared an analysis of employment agreements and payments upon separation and/or change-in-control offered to the Company’s CEO and CFO compared to the Company’s peer group. The peer group for this analysis included the peer group companies listed above excluding three companies that were subsequently added and one company no longer comparable to the Company. This analysis was used by the Committee in establishing the new employment agreements with Messrs. Gilbert and Cooper.

The following are the most significant elements of or differences in the agreements, as compared to the former employment agreements:

•	The new employment agreements are each for a two year term and automatically renew, unless and until employment is terminated in accordance with such agreements.

•

Each executive shall be eligible to participate in the Company’s bonus plan(s) with an anticipated target bonus equal to 50% of base salary and a maximum bonus equal to 200% of the target bonus; exact terms are subject to determination by the Company’s Board of Directors or Compensation Committee.

•	If the executive is terminated by the Company without cause or if the executive resigns with good reason, the individual shall receive:

•	any earned but unpaid base salary and bonus amounts, as well as expense reimbursements;

•

a prorated bonus based upon the actual bonus that would have been earned for the year in which termination occurred multiplied by the percentage of the fiscal year completed before the date of termination;

•

a lump-sum payment equal to two times (one times in the case of Mr. Cooper) the sum of (i) the executive’s base salary immediately prior to termination and (ii) the executive’s target bonus for the year in which termination occurred; and

•

the continuation of the executive’s medical, dental and vision benefits to the extent permissible under the terms of such plans or at law, at the out-of-pocket cost for comparable employees, for a period of two years (one year in the case of Mr. Cooper) or until such earlier time as the executive becomes eligible for such benefits under a plan of a new employer.

•	In addition, unvested outstanding equity awards as of the date of termination will become immediately vested and/or payable, unless such awards are based upon the satisfaction of performance criteria.

•	If the executive resigns without good reason, such individual will be entitled to any accrued and unpaid base salary and benefits through the date of termination.

•

All stock options, restricted stock and other equity-based incentive awards granted by the Company that are outstanding but not vested as of the date of a change of control, will become immediately vested and/or payable on such date unless the equity incentive awards are based upon satisfaction of performance criteria, in which case, they will only vest pursuant to their express terms. Further, if within one year following a change of control, executive’s employment is terminated by the Company for any reason other than cause or by the executive for good reason, the executive’s stock options shall be exercisable for the lesser of the remaining option term or one year after the date of such termination.

•

If the executive is terminated by the Company without cause or resigns with good reason within one year following a change of control, the executive is not subject to the non-competition and non-solicitation provisions of the new employment agreement.

•

In the event that the executive becomes entitled to receive any payments or benefit under the new employment agreement or under any other plan, arrangement or agreement with the Company that will be subject to any excise tax imposed by Section 4999 of the Internal Revenue Code, as amended (the “Code”), a cap may apply to prevent any portion of the total payments from being an excise parachute payment under Section 280G of the Code.

On December 31, 2011, in connection with the sale of ConferencePlus, we entered into a general waiver and release agreement with Timothy Reedy. Pursuant to the agreement, Mr. Reedy continued to serve as a non-officer employee of Westell Technologies through January 31, 2012, to assist with administrative matters related to the sale of ConferencePlus. Severance pay to Mr. Reedy consisted of a lump sum payment of $104,120 and other payments totaling $214,650, which is an amount equal to nine month’s base salary. Other severance benefits consist of Company paid continued benefits under COBRA through October 31, 2012, as it applies to the medical and dental benefits and reimbursement for outplacement services for up to $5,000.

We also entered into a settlement agreement and release with Mr. Reedy on December 31, 2011, pursuant to which we agreed to provide a lump sum payment of $349,871, which represents 5% of the ConferencePlus EBITDA for the twelve months ended December 31, 2011. The benefits provided under the settlement agreement are in lieu of an offer letter agreement between Mr. Reedy and Westell Technologies that was entered into in connection with Mr. Reedy joining Westell Technologies in 2002. Under the terms of the offer letter, in the event of a sale of ConferencePlus, Mr. Reedy was entitled to compensation as of the time of the sale based on the greater of 5% of ConferencePlus EBITDA for the trailing twelve months or $250,000, with a cap of $1,250,000.

For further details regarding these agreements, please see the section below entitled “Potential Payments Upon Termination or Change In Control”.

Tax Deductibility Limit

We strive to maximize the tax deductible treatment for executive compensation. Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1.0 million paid during a year to any of the executive officers named in the Summary Compensation Table (other than the Chief Financial Officer) for that year is not deductible. The Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though some programs may result in certain non-deductible compensation expense.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Internal Revenue Code. We also consider how various elements of compensation will impact our financial results. For example, we consider the impact of ASC 718, which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement.

Dennis O. Harris (Chair)

Kirk R. Brannock

James M. Froisland

Robert W. Foskett(1)

Robert C. Penny III(1)

(1)	Served on committee through June 28, 2011.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of our NEOs for each of the last three fiscal years. The Board of Directors determined that the executive officers at the end of fiscal year 2012 in addition to the CEO and CFO were Messrs Shaver and Bandukwala. For additional information regarding NEO compensation, please see the section above entitled Compensation Discussion and Analysis.

Name & Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Richard S. Gilbert Chairman, President and CEO	2012 2011 2010	500,000 500,000 500,000		— 250,000 —	(4)	1,044,000 701,100 —	— — —	30,330 348,000 84,500		13,950 11,600 12,250	(2) (3) (5)	1,588,280 1,560,700 846,750

Brian S. Cooper SVP, CFO, Treasurer and Secretary	2012 2011 2010	270,000 270,000 256,555	(7)	— — —		348,000 359,100 —	— — 49,975	16,378 187,920 171,635	(8)	13,835 — —	(6)	648,213 817,020 478,165

Naveed H. Bandukwala Vice President of Corporate Development	2012	16,250	(9)	—		230,500	—	—		—		246,750

Christopher J. Shaver Senior Vice President and General Manager	2012 2011 2010	239,000 230,000 230,000	(10)	— — —		— 239,400 —	— — —	13,649 156,600 150,525		— — —		252,649 626,000 380,525

Brian G. Powers Vice President of Sales	2012 2011 2010	234,000 234,000 234,000		— — —		— 205,200 —	— — —	13,649 156,600 150,525		— — —		247,649 595,800 384,525

Timothy J. Reedy Former Senior Vice President	2012 2011 2010	238,500 286,200 286,200	(11)	— — —		— 205,200 —	— — —	— 177,480 170,595		683,408 — —	(12)	921,908 668,880 456,795

(1)	Represents the fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculation of these values may be found in Note 8 to our audited financial statements of the Company’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 25, 2012 which accompanies this Proxy Statement. For awards containing a performance-based vesting condition, the value reported in the table above reflects the probable outcome of the performance condition.
(2)	For fiscal year 2012, other compensation includes amounts for life insurance ($7,100) and financial planning ($6,850).
(3)	For fiscal year 2011, other compensation includes amounts for life insurance ($7,100) and financial planning ($4,500).
(4)	For fiscal year 2010, Mr. Gilbert was guaranteed a minimum bonus of $250,000 pursuant to the terms of his employment agreement.
(5)	For fiscal year 2010, other compensation includes amounts for life insurance ($7,100) and financial planning ($5,150).
(6)	For fiscal year 2012, other compensation includes amounts for life insurance ($2,023) and financial planning ($11,812).
(7)	Represents Mr. Cooper’s salary from April 20, 2009, his hire date, through March 31, 2010.
(8)	Pro-rated from April 20, 2009, through March 31, 2010.
(9)	Represents Mr. Bandukwala’s salary from March 5, 2012, his hire date, through March 31, 2012.
(10)	Mr. Shaver served as Senior Vice President, General Manager of CNS until October 2011. In connection with his promotion to Senior Vice President and General Manager, Mr. Shaver’s salary increased from $230,000 to $250,000 per annum.
(11)	Represents Mr. Reedy’s salary from April 1, 2011, through January 31, 2012.
(12)	Represents severance payments of $318,770, a payment of $349,871 related to completion of the sale of ConferencePlus, $9,767 for continuation of health benefits under COBRA and $5,000 for outplacement services. For additional information see “Employment and Severance Agreements” in the Compensation Discussion and Analysis section above.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth specific information with respect to each grant of an award made under any Company plan to an NEO during fiscal year 2012.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Richard S. Gilbert	— 4/4/2011	0 —	250,000 —	375,000 —	— 300,000	— 1,044,000
Brian S. Cooper	— 4/4/2011	0 —	135,000 —	202,500 —	— 100,000	— 348,000
Naveed H. Bandukwala	3/5/2012	—	—	—	100,000	230,500
Christopher J. Shaver	—	0	112,500	168,750	—	—
Brian G. Powers	—	0	112,500	168,750	—	—
Timothy J. Reedy	—	0	127,500	191,250	—	—

(1)	The columns reflect amounts payable under the Westell Incentive Compensation Plan for meeting specified threshold, target and maximum levels of performance, respectively.
(2)	Represent restricted stock unit award issued pursuant to the 2004 Stock Incentive Plan. Restricted stock unit award vests in equal annual installments of 25% per year from the grant date.
(3)	Represents the fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculation of these values may be found in Note 8 to our audited financial statements of the Company’s 2012 Annual Report which accompanies this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table below includes certain information with respect to stock options and restricted stock previously awarded to the NEOs that were outstanding as of March 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Richard S. Gilbert	220,800	125,000	(2)	0.295	2/23/2016	300,000 215,250 153,750	(3) (4) (5)	699,000 501,532 358,238
Brian S. Cooper	62,500	125,000	(6)	0.360	4/20/2016	100,000 110,250 78,750	(3) (4) (5)	233,000 256,882 183,488
Naveed H. Bandukwala	—	—		—	—	100,000	(7)	233,000
Christopher J. Shaver	11,800 28,800 120,000	12,000 7,200 30,000	(8) (9) (10)	1.665 2.780 2.360	5/13/2015 7/12/2014 4/09/2017	73,500 52,500	(3) (4)	171,255 122,325
Brian G. Powers	6,000 28,800 8,000	12,000 7,200 —	(8) (9)	1.665 2.780 3.000	5/13/2015 7/12/2014 4/01/2012	63,000 45,000	(3) (4)	146,790 104,850
Timothy J. Reedy	—	—		—	—	—		—

(1)	The market value is calculated by multiplying the number of shares that have not vested by $2.33, the closing price of the Class A Common Stock as of March 30, 2012, the last business day of fiscal year 2012.
(2)	The incentive stock option award vests in equal annual installments of 25% per year commencing on February 23, 2010.
(3)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on April 4, 2012.
(4)	Consists of performance-based restricted stock unit awards granted in fiscal year 2011 pursuant to the 2004 Stock Incentive Plan. The performance-based RSUs converted to shares of restricted Class A Common Stock based upon fiscal year 2011 achievement against a ROA metric. On May 18, 2011, the first 25% of the performance awards vested and the remaining amount is scheduled to vest 25% annually on each subsequent April 1.
(5)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on April 1, 2011.
(6)	The incentive stock option award vests in equal annual installments of 25% per year commencing on April 20, 2010.
(7)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on March 5, 2013.
(8)	The non-qualified stock option award vests in equal annual installments of 20% per year commencing on May 13, 2009.
(9)	The non-qualified stock option award vests in equal annual installments of 20% per year commencing on July 12, 2008.
(10)	The non-qualified stock option award vests in equal annual installments of 20% per year commencing on April 9, 2008.

OPTION EXERCISES AND STOCK VESTED

The table below includes certain information with respect to the exercise of stock options and the vesting of restricted stock units for the NEOs during fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard S. Gilbert	45,700	119,989	123,000	423,524
Brian S. Cooper	—	—	63,000	222,049
Naveed H. Bandukwala	—	—	—	—
Christopher J. Shaver	6,200	1,594	42,000	148,033
Brian G. Powers	50,630	64,576	36,000	126,885
Timothy J. Reedy	60,000	84,711	36,000	126,885

(1)	The amount reflects the number of shares exercised multiplied by the difference between the exercise price of the stock option and the average of the high and low stock prices on the exercise date.
(2)	The amount reflects the number of shares exercised multiplied by the average of the high and low stock prices on the vest date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables summarize the estimated value of potential payments to each of our named executives under existing contracts, agreements, plans or arrangements assuming the triggering event or events indicated occurred on March 31, 2012.

Richard S. Gilbert

Chairman, President and Chief Executive Officer

The following table shows the potential payments pursuant to Mr. Gilbert’s employment agreement assuming a March 31, 2012, triggering event:

	Termination without Cause or for Good Reason following a change in control ($)	Change in Control without Termination ($)	Termination for Good Reason ($)	Termination without Cause ($)
Cash Compensation	1,530,330	—	1,530,330	1,530,330
Health Benefits	22,602	—	22,602	22,602
Stock Option Vesting Acceleration (1)	254,375	254,375	254,375	254,375
Stock Award Vesting Acceleration (2)	1,558,770	1,558,770	1,558,770	1,558,770

Total	3,366,077	1,813,145	3,366,077	3,366,077

(1)	The value of stock options are calculated by multiplying the number of shares that have not vested by the difference between $2.33, the closing price of WSTL common stock as of the last business day of fiscal year 2012, less the strike price of the option.
(2)	The market value is calculated by multiplying the number of shares that have not vested by $2.33, the closing price of WSTL common stock as of the last business day of fiscal year 2012.

Under the terms of Mr. Gilbert’s employment agreement, if the Company terminates Mr. Gilbert’s employment without cause or if Mr. Gilbert resigns for good reason, he will be entitled to receive as severance two year’s base salary, two times target bonus, continued health benefits at employee rates for two years, and a pro rata portion of his bonus based upon the actual bonus that would have been earned, as applicable, for the fiscal year in which the termination occurs. In addition, unvested outstanding equity awards as of the date of termination will become immediately vested, unless such awards are based upon the satisfaction of performance criteria, in which case they will only vest pursuant to their express terms.

All stock options, restricted stock and other equity-based incentive awards granted by the Company that are outstanding but not vested as of the date of a change of control, will become immediately vested and/or payable on such date unless the equity incentive awards are based upon satisfaction of performance criteria, in which case, they will only vest pursuant to their express terms. Further, if within one year following a change of control, Mr. Gilbert’s employment is terminated by the Company for any reason other than cause or for good reason, the executive’s stock options shall be exercisable for the lesser of the remaining option term or one year after the date of such termination.

Mr. Gilbert is subject to a non-competition covenant for one year following termination as a condition of receiving severance, unless he is terminated by the Company without cause or resigns with good reason within one year following a change of control. Mr. Gilbert’s estate is the beneficiary of a $1.0 million life insurance policy paid for by the Company.

Brian S. Cooper

Senior Vice President, Chief Financial Officer, Treasurer and Secretary

The following table shows the potential payments pursuant to Mr. Cooper’s employment agreement assuming a March 31, 2012, triggering event:

	Termination without Cause or for Good Reason following a change in control ($)	Change in Control without Termination ($)	Termination for Good Reason ($)	Termination without Cause ($)
Cash Compensation	421,378	—	421,378	421,378
Health Benefits	13,944	—	13,944	13,944
Stock Option Vesting Acceleration (1)	246,250	246,250	246,250	246,250
Stock Award Vesting Acceleration (2)	673,370	673,370	673,370	673,370

Total	1,354,942	919,620	1,354,942	1,354,942

(1)	The value of stock options are calculated by multiplying the number of shares that have not vested by the difference between $2.33, the closing price of WSTL common stock as of the last business day of fiscal year 2012, less the strike price of the option.
(2)	The market value is calculated by multiplying the number of shares that have not vested by $2.33, the closing price of WSTL common stock as of the last business day of fiscal year 2012.

Under the terms of Mr. Cooper’s employment agreement, if the Company terminates Mr. Cooper’s employment without cause or if Mr. Cooper resigns for good reason, he will be entitled to receive as severance one year’s base salary, one year target bonus, continued health benefits at employee rates for one year, and a pro rata portion of his bonus based upon the actual bonus that would have been earned, as applicable, for the fiscal year in which the termination occurs. In addition, unvested outstanding equity-awards as of the date of termination will become immediately vested, unless such awards are based upon the satisfaction of performance criteria, in which case they will only vest pursuant to their express terms.

All stock options, restricted stock and other equity-based incentive awards granted by the Company that are outstanding but not vested as of the date of a change of control, will become immediately vested and/or payable on such date unless the equity incentive awards are based upon satisfaction of performance criteria, in which case, they will only vest pursuant to their express terms. Further, if within one year following a change of control, Mr. Cooper’s employment is terminated by the Company for any reason other than cause or for good reason, the executive’s stock options shall be exercisable for the lesser of the remaining option term or one year after the date of such termination.

Mr. Cooper is subject to a non-competition covenant for one year following termination as a condition of receiving severance, unless he is terminated by the Company without cause or resigns with good reason within one year following a change of control. Mr. Cooper’s estate is the beneficiary of a $0.9 million life insurance policy paid for by the Company.

Naveed H. Bandukwala, Brian G. Powers and Christopher J. Shaver

Messrs. Bandukwala, Powers and Shaver do not have employment agreements with the Company. In the event of termination without cause or for good reason following a change in control of the Company, unvested stock awards held by Messrs. Bandukwala, Powers and Shaver will become immediately vested. The market value of Mr. Bandukwala’s stock awards that would vest, using the closing price of the Company’s common stock as of March 31, 2012, is $233,000. The market value of Mr. Powers’ stock awards that would vest, using the closing price of the Company’s common stock as of the last business day of fiscal year 2012, is $251,640. The market value of Mr. Shaver’s stock awards that would vest, using the closing price of the Company’s common stock as of the last business day of fiscal year 2012, is $293,580.

Timothy J. Reedy

On December 31, 2011, in connection with the sale of ConferencePlus, we entered into a general waiver and release agreement with Timothy Reedy. Pursuant to the agreement, Mr. Reedy continued to serve as a non-officer employee of Westell Technologies through January 31, 2012, to assist with administrative matters related to the sale of ConferencePlus. Severance pay to Mr. Reedy consisted of a lump sum payment of $104,120 and other payments totaling $214,650, which is an amount equal to nine month’s base salary. Other severance benefits consist of Company paid continued benefits under COBRA through October 31, 2012, as it applies to the medical and dental benefits and reimbursement for outplacement services for up to $5,000.

We also entered into a settlement agreement and release with Mr. Reedy on December 31, 2011, pursuant to which we agreed to provide a lump sum payment of $349,871, which represents 5% of the ConferencePlus EBITDA for the twelve months ended December 31, 2011. The benefits provided under the settlement agreement are in lieu of an offer letter agreement between Mr. Reedy and Westell Technologies that was entered into in connection with Mr. Reedy joining Westell Technologies in 2002. Under the terms of the offer letter, in the event of a sale of ConferencePlus, Mr. Reedy was entitled to compensation as of the time of the sale based on the greater of 5% of ConferencePlus EBITDA for the trailing twelve months or $250,000, with a cap of $1,250,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In fiscal year 2012, no interlocking relationships existed between our Board of Directors or Compensation Committee and the compensation committee of any other company.

On May 31, 2011, as part of the Company’s authorized share repurchase program, the Company purchased 1,000,000 shares of its Class A Common Stock including 618,664 shares that were converted from the Company’s Class B Common Stock, par value $0.01 per share. The shares were purchased from the Voting Trust, of which Robert C. Penny III and Robert W. Foskett currently serve as co-trustees, as well as from beneficiaries of the Voting Trust and beneficiaries of other trusts associated with the family of Mr. Penny. Mr. Penny and Mr. Foskett had a pecuniary interest in 191,407 and 82,209 shares, respectively, which were part of the transaction. The Company paid a total of $3.4 million or approximately $3.43 per share, which represented the volume-weighted average price of the Company’s Class A Common Stock for the three daily trading sessions on May 23, 24 and 25, 2011, as reported on the NASDAQ Global Select Market.

Effective June 28, 2011, the responsibilities of the C&CG Committee were divided among two newly formed committees. The Compensation Committee is now responsible for compensation related matters and the Corporate Governance and Nominating Committee is responsible for overseeing corporate governance matters. Mr. Penny and Mr. Foskett do not serve as members of the newly formed compensation committee.

DIRECTOR COMPENSATION

The annual retainer for all directors is $40,000. Annual retainers for committee chairpersons are as follows: Chairman of the Board (if non-employee) — $20,000; Chair of the Audit Committee — $10,000; Chair of the Compensation Committee — $10,000. Annual retainers for the members of committees were approved as follows: Member of the Audit Committee — $5,000 and Member of the Compensation Committee — $5,000. There is no separate compensation for meeting attendance. In addition, all directors may be reimbursed for certain expenses incurred in connection with attendance at Board and Committee meetings. Directors who are employees of the Company do not receive additional compensation for service as directors. In addition, non-employee directors are eligible to receive awards under our 2004 Stock Incentive Plan. On a director’s initial appointment date, non-employee directors were each granted 20,000 restricted shares, with 25% vesting on each annual anniversary date of the grant. On April 1 of each subsequent year, another 10,000 restricted shares shall be granted to each non-employee director with 25% vesting on each annual anniversary of their respective grant dates.

The Chair and Members of the Corporate Governance and Nominating Committee do not receive additional compensation.

Director Summary Compensation Table

The following table details the total compensation for non-employee directors for fiscal year 2012.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Kirk R. Brannock(4)	45,000	34,400	79,400
Robert W. Foskett(5)	41,250	34,400	75,650
James M. Froisland(6)	48,750	34,400	83,150
Dennis O. Harris(7)	50,000	34,400	84,400
Martin D. Hernandez(8)	45,000	34,400	79,400
Eileen A. Kamerick(9)	50,000	34,400	84,400
Robert C. Penny III(10)	41,250	34,400	75,650

(1)	Richard S. Gilbert, our Chief Executive Officer, is not included in this table as he was an employee of the Company and received no additional compensation for his service as chairman and director. The compensation received by Mr. Gilbert as our employee is shown in the Summary Compensation Table above.
(2)	Reflects the aggregate grant date fair value as determined under ASC 718. Assumptions used in the calculation of these amounts are included in footnote 8 to the Company’s audited financial statements for fiscal year 2012 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 25, 2012, except the figures do not include a forfeiture rate.

(3)	The equity portion of the annual grant to directors vests annually on the date of grant over a four-year period.
(4)	As of March 31, 2012, Mr. Brannock had 25,000 shares of unvested restricted stock.
(5)	As of March 31, 2012, Mr. Foskett had 27,500 shares of unvested restricted stock.
(6)	As of March 31, 2012, Mr. Froisland had 27,500 shares of unvested restricted stock.
(7)	As of March 31, 2012, Mr. Harris had 27,500 shares of unvested restricted stock.
(8)	As of March 31, 2012, Mr. Hernandez had 27,500 shares of unvested restricted stock.
(9)	As of March 31, 2012, Ms. Kamerick had 27,500 shares of unvested restricted stock and 70,000 stock options outstanding. On January 3, 2012, 25,000 vested stock options expired.
(10)	As of March 31, 2012, Mr. Penny had 27,500 shares of unvested restricted stock and 20,000 stock options outstanding. On January 3, 2012, 25,000 vested stock options expired.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 31, 2012, with respect to shares of our Class A Common Stock that may be issued under equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)	Weighted average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance (excluding securities reflected in the first column) (#)
Equity compensation plans approved by security holders	2,604,103	2.04	5,404,424
Equity compensation plans not approved by security holders	—	—	—

Total	2,604,103	2.04	5,404,424

(1)	Includes options and outstanding RSUs.
(2)	Represents weighted-average exercise price of outstanding options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On May 31, 2011, as part of the Company’s authorized share repurchase program, the Company purchased 1,000,000 shares of its Class A Common Stock, including 618,664 shares that were converted from the Company’s Class B Common Stock, par value $0.01 per share. The shares were purchased from the Voting Trust, of which Robert C. Penny III and Robert W. Foskett currently serve as co-trustees, as well as from beneficiaries of the Voting Trust and beneficiaries of other trusts associated with the family of Mr. Penny. Mr. Penny and Mr. Foskett had a pecuniary interest in 191,407 and 82,209 shares, respectively, which were part of the transaction. The Company paid a total of $3.4 million or approximately $3.43 per share, which represented the volume-weighted average price of the Company’s Class A Common Stock for the three daily trading sessions on May 23, 24 and 25, 2011, as reported on the NASDAQ Global Select Market.

The Company does not currently have written policies and procedures with respect to the approval of related-party transactions. Our practice with respect to related-party transactions has been that all transactions between the Company and any related person will be reviewed and approved by the Audit Committee. All proposed related-party transactions are generally reported to senior management, who assist in gathering the relevant information about the transaction, and present the information to the Audit Committee. The Audit Committee then determines whether the transaction is a related person transaction and approves, ratifies, or rejects the transaction. We followed this practice with respect to the May  31, 2011, transaction described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of documents in our possession and on written representations from reporting persons, we believe that during fiscal year 2012, all such persons filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended. In addition, the Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board (Communicating with Audit Committees Concerning Independence), and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with our independent auditors the scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, and the overall quality of our financial reporting.

The Audit Committee has discussed with the Company’s internal audit director her evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended March 31, 2012, for filing with the SEC. The Audit Committee and the Board have also recommended that stockholders ratify the selection of Ernst & Young as our independent auditors for fiscal year 2013.

During fiscal year 2012, management documented, tested and evaluated internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002. Management and Ernst & Young kept the Audit Committee apprised of our progress. Management has provided the Audit Committee with a report on the effectiveness of internal controls.

The Audit Committee is governed by a charter which is available in the corporate governance section under Investors on our website at www.westell.com. The Board of Directors has determined that the current members of the Audit Committee each qualify as an “audit committee financial expert” as defined by under Regulation S-K and that each of them is “independent” as the term is used in the NASDAQ listing standards as applicable to audit committee members.

Respectfully Submitted By:

The Audit Committee

Eileen A. Kamerick (Chair)

James M. Froisland

Martin D. Hernandez

Fees to the Company’s Auditors

Set forth below is a summary of certain fees paid to our independent auditors, Ernst & Young LLP, for services for the fiscal years 2012 and 2011.

	Fiscal 2012	Fiscal 2011
Audit Fees	$527,114	$684,540
Audit-Related Fees	—	21,500
Tax Fees	—	62,450
All Other Fees	—	—

Total	$527,114	$768,490

Audit Fees

Audit fees were for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Reports on Form 10-K and the review of our quarterly financial statements set forth in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

The audit-related fees were for professional services rendered in connection with statutory audit of financial statements for a subsidiary.

Tax Fees

Tax fees consist of fees billed for professional services for tax compliance and other tax consulting.

Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit Committee has considered whether the services provided under other non-audit services are compatible with maintaining the auditor’s independence and has determined that such services are compatible. The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Ernst & Young. The Committee will annually pre-approve services in specified accounting areas. The Committee also annually approves the budget for annual generally accepted accounting principals (GAAP) and statutory audits.

PROPOSALS OF STOCKHOLDERS

A stockholder proposal to be included in our Proxy Statement and presented at the 2013 Annual Meeting must be received at our executive offices, 750 North Commons Drive, Aurora, Illinois, 60504 no later than April 10, 2013, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

Stockholders wishing to nominate a director or bring a proposal before the 2013 Annual Meeting (but not include the proposal in our Proxy Statement) must cause written notice of the proposal to be received by the Secretary of the Company at our principal executive offices in Aurora, Illinois, no later than July 26, 2013, as well as comply with certain provisions of the Company’s bylaws. In order for a stockholder to nominate a candidate for director, such notice must describe various matters regarding the nominee and the stockholder giving the notice, including such information as name, address, occupation and shares held. In order for a stockholder to bring other business before a stockholders meeting, the notice for such meeting must include various matters regarding the stockholder giving the notice and a description of the proposed business. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our Proxy Statement.

FINANCIAL INFORMATION

The Company has furnished financial statements to stockholders in the 2012 Form 10-K, which accompanies this Proxy Statement. In addition, the Company will promptly provide, without charge to any stockholder, on the request of such stockholder, an additional copy of the 2012 Form 10-K. Written requests for such copies should be directed to Westell Technologies, Inc., Attention: Brian S. Cooper, Senior Vice President and Chief Financial Officer, 750 North Commons Drive, Aurora, Illinois, 60504; telephone number (630) 898-2500.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors knows of no other business that may come before the annual meeting. However, if any other matters are properly presented to the meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

By Order of the Board of Directors
Brian S. Cooper
Secretary
Date: July 27, 2012

WESTELL TECHNOLOGIES, INC. AMY FORSTER 750 NORTH COMMONS DRIVE AURORA, IL 60504

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, September 23, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, September 23, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors		☐	☐	☐
Nominees
01 Richard S. Gilbert	02 Kirk R. Brannock		03 Robert W. Foskett		04 James M. Froisland	05 Dennis O. Harris
06 Martin D. Hernandez	07 Eileen A. Kamerick		08 Robert C. Penny III
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2. Ratification of the appointment of independent auditors.						☐	☐	☐
3. Advisory vote to approve executive compensation.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature [Joint Owners]		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

WESTELL TECHNOLOGIES, INC.

Annual Meeting of Stockholders

September 24, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Richard S. Gilbert and Brian S. Cooper, and each of them proxies with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all Class A Common Stock and/or Class B Common Stock held of record by the undersigned in Westell Technologies, Inc., upon all subjects that may properly come before the annual meeting, and at any adjournments thereof, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. The votes entitled to be cast by the undersigned will be cast in the direction of the proxy holders on any other matter that may properly come before the meeting and any adjournment thereof.

The undersigned hereby revokes any proxy heretofore given and acknowledges receipt of the proxy statement for the annual meeting.

This proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this proxy will be voted by the proxies “FOR ALL” nominees named in Proposal 1 and “FOR” Proposals 2 and 3, and in their discretion on any other matters properly brought to a stockholder vote at the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side